Exhibit 10.76

Change Order Form # 7

Change order under Agreement dated:  the Development and Clinical Supplies Agreement dated June 19, 2009, as amended by the Amendment dated as of December 31, 2009, the Second Amendment dated as of September 16, 2010, the Third Amendment dated as of September 29, 2010 and the Fourth Amendment dated March 2, 2011 (the “Agreement”).

Between:  Radius Health, Inc and 3M

Project Name:  For the development of Radius’s BA-058 compound delivered via 3M’s Microstructured Transdermal Delivery System

Change requested by:  3M

Name:  Tom Fenn

Company:  3M

Date:  8 June 2011

Description of change:

3M is requesting complete an analytical characterization of the impurities observed in the drug product.

BACKGROUND

Impurities are forming in the BA058-sMTS drug product.  These impurities elute [*] BA058 [*] in the reverse phase HPLC chromatogram.  These impurities form much more quickly in the lots of [*] produced [*] than in the lots of [*] produced in the [*].  The cause for this has not been identified.  To solve this issue, more information about the identity of these impurities is needed.

PURPOSE

Identify the BA058-sMTS impurities at a level of detail sufficient to allow action to be taken to block their formation.

PROCEDURE

The work described below will be conducted by 3M’s Corporate Analytical Laboratory.  Be aware that this lab does not operate under GxP regulations.  As much as possible, HPLC conditions will match those used in previous impurities investigations conducted by Radius.

Degradation of BA-058

Exposure of BA-058 to [*]C and [*]% humidity produces about [*]% aggregation of the peptide after one week.  The retention times and peak areas of the impurities in samples aged in this fashion matches the results found in the aged drug product.

NMR

BA-058 drug substance and degraded BA-058 drug substance will be dissolved in D20 and characterized via two-dimensional NMR experiments to identify any new chemical

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

functionalities present in the aged sample.  Any differences observed will be analyzed to determine possible chemical reactions responsible for the formation of the impurities.

We estimate this work will require [*] hours and 100 mg of BA-058.

MADI-TOF

Aged BA-058 drug substance will be fractionated by HPLC.  Accurate mass determinations of the impurities will be attempted by analysis of the mass spectra of BA-058 drug substance, degraded BA-058 drug substance, and the HPLC fractions.  The instrument that will be used is a Bruker Daltonics Ultraflex II MALDI-TOF/TOF.

We estimate this work will require [*]  hours and 100  mg of BA-058.

LC/MS Accurate mass

Analysis of BA-058 peptide samples (BA-058 drug substance and aged drug substance) will be analyzed on an Agilent 6540 Q-TOF LC-MS/MS equipped with an electrospray ionization interface.  Accurate masses will be determined and peptide sequence information may be obtained by fragmentation.

We estimate this work will require [*] hours and 200 mg of BA-058

Summary
Task	Hours	BA-058 needed
NMR	[*]	100 mg
MALDI- TOF	[*]	100 mg
LC/LM Accurate mass	[*]	200 mg
Total	72 hours	400 mg

Except to the extent expressly amended by this Change Order, the terms and conditions of the Agreement remain in full force and effect.  The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Change Order.

Requested task, dates and costs are approved by:

Company: Radius Health, Inc		Company: 3M
Name: Nick Harvey		Name: Mary Mathisen
Signature:	/s/ Nick Harvey	Signature:	/s/ Mary Mathisen
Position: CFO		Position: Commercialization Mgr
Date (dd/mm/yy): 7/29/11		Date (dd/mm/yy): 2 August 2011

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.